Exhibit 10.1
Securities Purchase Agreement
Dated September 2, 2010
between
PostRock Energy Corporation,
White Deer Energy L.P.,
White Deer Energy TE L.P.,
and
White Deer Energy FI L.P.

i

LIST OF ANNEXES AND SCHEDULES

ANNEX A:	FORM OF CERTIFICATE OF DESIGNATIONS — SERIES A
ANNEX B:	FORM OF CERTIFICATE OF DESIGNATIONS — SERIES B
ANNEX C:	FORM OF WARRANT
ANNEX D:	FORM OF REGISTRATION RIGHTS AGREEMENT
ANNEX E:	FORM OF DIRECTOR INDEMNIFICATION AGREEMENT
ANNEX F:	FORM OF LEGAL OPINION
ANNEX G:	FORM OF SHAREHOLDER LETTER

SCHEDULE 1.1:	PURCHASED SECURITIES
SCHEDULE 2.2(A):	SUBSIDIARIES
SCHEDULE 2.2(B):	CAPITALIZATION
SCHEDULE 2.2(E):	AUTHORIZATION, ENFORCEABILITY
SCHEDULE 2.2(G):	NO MATERIAL CHANGES
SCHEDULE 2.2(K):	LITIGATION
SCHEDULE 2.2(N):	EMPLOYEE MATTERS
SCHEDULE 2.2(P):	BROKERS
SCHEDULE 3.5:	CONDUCT OF BUSINESS
INDEX OF DEFINED TERMS

Term	Location of Definition
Accrued and Unpaid Dividend Amount	1.4
Affiliate	2.1(a)
Agreement	Preamble
Antitakeover Laws	2.2(j)(ii)
Asset Sale Agreement	2.1(b)
Bankruptcy Exceptions	2.2(e)(i)
Beneficial Ownership	2.3(d)
Board	1.3(c)(iv)
business day	1.5
Certificates of Designations	Recital B
Claim	4.3(e)
Closing	1.2(a)
Closing Date	1.2(a)
Common Stock	Recital A
Company	Preamble
Confidentiality Agreement	5.1
Convertible Securities	3.6(a)(ii)
Deductible	4.3(d)
Dividend Payment Date	1.4
Due Diligence Information	2.3(e)
Equity Securities	4.2(a)(i)
Evaluation Date	2.2(o)
Exchange Act	2.1(c)

Term	Location of Definition
Excluded Securities	3.6(a)(iii)
Fully Diluted Basis	4.1
GAAP	2.1(d)
Governmental Entities	0
Indemnified Person	4.3(e)
Indemnifier	4.3(e)
Investor(s)	Preamble
Investor Indemnified Parties	4.3(b)
Investor Directors	4.1
Investor Material Adverse Effect	2.3(b)(ii)
Losses	4.3(b)
Market Price	1.4
Material Adverse Effect	2.1(e)
NASDAQ	1.3(c)(vi)
NASDAQ Letter	1.3(c)(vi)
NASDAQ Waiver	2.2(f)
New Securities	4.2(a)(ii)
New Credit Agreements	1.3(a)(ii)
Offer	4.2(b)
Offered Securities	4.2(b)
Options	3.6(a)(iv)
Preemptive Period	4.2(b)
Preferred Shares	Recital B
Preferred Stock	Recital A
Pro Rata Share	4.2(a)(iii)
Purchase	1.1
Purchase Notice	4.2(c)
Purchased Securities	Recital B
Registration Rights Agreement	1.3(c)(iii)
Restructuring	2.1(f)
SEC	1.3(c)(vii)
SEC Reports	2.1(g)
Securities Act	2.1(h)
Series A Certificate	Recital B
Series B Certificate	Recital B
Series A Shares	Recital B
Series B Shares	Recital B
Specified Representations	4.3(a)
Subsidiary	2.1(i)
Threshold Ownership Date	4.1
Transaction Documents	2.1(k)
Transactions	2.1(j)
Warrant(s)	Recital B
Warrant Shares	2.2(d)
White Deer Group	4.4
White Deer Group Member	4.4

     SECURITIES PURCHASE AGREEMENT, dated September 2, 2010 (this “Agreement”), between PostRock Energy Corporation, a Delaware corporation (the “Company”), and White Deer Energy L.P., White Deer Energy TE L.P., and White Deer Energy FI L.P., each a Cayman Islands exempted limited partnership (together, the “Investors” and each an “Investor”).
Recitals:
     A. The Company. As of the date hereof, the Company has 40,000,000 authorized shares of Common Stock, $0.01 par value per share (“Common Stock”), and 5,000,000 authorized shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).
     B. The Issuance. The Company intends to issue to the Investors in a private placement 6,000 shares of its Series A Cumulative Redeemable Preferred Stock (the “Series A Shares”) having the rights, preferences and privileges set forth in the Series A Certificate of Designations attached as Annex A hereto (the “Series A Certificate”); 190,476.19 shares of its Series B Voting Preferred Stock (the “Series B Shares” and, together with the Series A Shares, the “Preferred Shares”) having the rights, preferences and privileges set forth in the Series B Certificate of Designations attached as Annex B hereto (the “Series B Certificate” and, together with the Series A Certificate, the “Certificates of Designations”); and warrants to purchase 19,047,619 shares of its Common Stock at an exercise price of $3.15 per share (the “Warrants” and, together with the Preferred Shares, the “Purchased Securities”) in the form attached as Annex C hereto, and the Investors intend to purchase from the Company the Purchased Securities.
     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I
Purchase; Closing; Closing Conditions
     1.1 Purchase. On the terms and subject to the conditions set forth in this Agreement, the Company shall sell to the Investors, and the Investors shall purchase from the Company, at the Closing (as hereinafter defined) (a) 6,000 Series A Shares for a purchase price of approximately $9,241.9048 per share, (b) 190,476.19 Series B Shares for a purchase price of $0.01 per share, and (c) Warrants exercisable for a total of 19,047,619 Warrant Shares (as defined in Section 2.2(d)) for a purchase price of $0.2387 per Warrant Share, for an aggregate purchase price of $60,000,000 (the “Purchase”) as set forth on Schedule 1.1.
     1.2 Closing.
     (a) On the terms and subject to the conditions set forth in this Agreement, the closing of the Purchase (the “Closing”) shall take place at the offices of Vinson & Elkins LLP, 666 Fifth Avenue, 26th Floor, New York, New York 10004, at 9:00 a.m., New York time, on September 24, 2010, or as soon as practicable thereafter after fulfillment or waiver of the conditions to the

Closing in Section 1.3, or at such other place, time and date as shall be agreed between the Company and the Investors. The time and date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.
     (b) At the Closing, the Company shall deliver the Preferred Shares and the Warrants to the Investors, in each case as evidenced by one or more certificates dated the Closing Date and bearing appropriate legends as hereinafter provided for, in exchange for payment in full of the aggregate purchase price therefor by wire transfer of immediately available United States funds to a bank account that has been designated by the Company at least two business days prior to the Closing Date.
     1.3 Conditions Precedent to Closing.
     (a) Conditions to Obligations of Each Party. (i) The respective obligations of each of the Investors and the Company to consummate the Purchase are subject to the fulfillment (or waiver by the Investors and the Company) prior to the Closing of the conditions that (i) all approvals or authorizations of Federal, state and local governmental or regulatory authorities (collectively, “Governmental Entities”), the absence of which would reasonably be expected to make the Purchase unlawful, shall have been obtained or made in form and substance reasonably satisfactory to each party and shall be in full force and effect and all waiting periods required by applicable law shall have expired and (ii) no provision of any applicable law and no judgment, injunction, order or decree of any Governmental Entity having competent jurisdiction shall prohibit the Purchase; and
          (ii) the Company shall have consummated, or shall consummate concurrently with the Purchase, the closings contemplated under (x) the Third Amended and Restated Credit Agreement by and between Quest Eastern Resource LLC, as borrower, and Royal Bank of Canada (“RBC”), as administrative and collateral agent and lender, relating to a Renewal Term Loan, (y) the Second Amended and Restated Credit Agreement by and among PostRock Energy Services Corporation and PostRock MidContinent Production, LLC, as borrowers, RBC, as administrative and collateral agent, and the lenders party thereto relating to a Borrowing Base Facility and (z) the Second Amended and Restated Credit Agreement by and among PostRock KPC Pipeline, LLC and PostRock Energy Services Corporation, as borrowers, RBC, as administrative and collateral agent, and the lenders party thereto relating to a $15,000,000 Secured Pipeline Term Loan (collectively, the “New Credit Agreements”).
     (b) Conditions Precedent to the Obligations of the Company. The obligation of the Company to consummate the Closing is also subject to the fulfillment (or waiver by the Company) at or prior to the Closing of each of the following conditions:
          (i) (A) The representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects (except for any representations and warranties that are qualified by materiality, all of which shall be true and correct in all respects) as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be so true and correct as of such date), and (B) the Investors shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing; and
          (ii) the Investors shall have delivered a certificate, executed on behalf of each Investor by such Investor’s general partner, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsection (i) of this Section 1.3(b).
     (c) Conditions Precedent to the Obligations of the Investors. The obligation of the Investors to consummate the Closing is also subject to the fulfillment (or waiver by the Investors) at or prior to the Closing of each of the following conditions:
          (i) (A) The representations and warranties of the Company set forth in Section 2.2 shall be true and correct in all material respects (except for any representations and warranties that are qualified by materiality, all of which shall be true and correct in all respects) as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which representations and warranties shall be so true and correct as of such date) and (B) the Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing;
          (ii) the Company shall have filed with the Secretary of State of the State of Delaware the Certificates of Designations and such filings shall have been accepted;
          (iii) the Company shall have duly executed and delivered to the Investors or their designee(s) a Registration Rights Agreement (the “Registration Rights Agreement”) in substantially the form of Annex D;
          (iv) Thomas J. Edelman, James D. Bennett and Nathan M. Avery shall have been, or shall be concurrently with the Closing, appointed to the board of directors of the Company (the “Board”);
          (v) the Company shall have duly executed and delivered to the Investor Directors a director indemnification agreement, in substantially the form of Annex E;
          (vi) the NASDAQ OMX Group Inc. (“NASDAQ”) shall not have amended or revoked its letter dated July 9, 2010 (the “NASDAQ Letter”) excepting the Company from the shareholder approval rules pursuant to Marketplace Rule 5635(f), and the Company shall have complied with the ten-day notice period specified therein;
          (vii) no stop order or suspension of trading shall have been imposed by NASDAQ, the Securities and Exchange Commission (the “SEC”) or any other Governmental Entity with respect to public trading in the Common Stock and the Company shall not have received any notice indicating that the Common Stock will be suspended or limited;
          (viii) none of the Company or any of its Subsidiaries shall be a debtor in a bankruptcy case or have filed for bankruptcy (under title 11 of the United States Code or any other bankruptcy, receivership, or any other insolvency proceeding in any jurisdiction);

          (ix) since the date hereof, there shall not have occurred a Material Adverse Effect;
          (x) there shall not be any proceedings which have been commenced against any of the parties hereto by any person involving or affecting in any way the consummation of the Transactions; and
          (xi) the Company shall have delivered a certificate, executed on behalf of the Company by any two of its Chief Executive Officer, Chief Financial Officer and General Counsel, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections (i), (ii), (iv) and (vi) — (x) of this Section 1.3(c);
          (xii) the Company shall have delivered good standing certificates with respect to each of the Company and its Subsidiaries issued by the Secretary of State of the state in which such entity is organized, each dated as of a recent date;
          (xiii) the Company shall have delivered a certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board approving the Transactions and the issuance of the Purchase Securities, certifying the current versions of the certificate of incorporation and bylaws of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company;
          (xiv) the Investors shall have received an opinion from Baker Botts L.L.P., the Company’s counsel, dated as of the Closing Date, in the form set forth on Annex F;
          (xv) the Company shall have delivered, at least two business days prior to the Closing, a schedule detailing the use of proceeds from the Transaction, in form and substance reasonably satisfactory to the Investors;
          (xvi) in accordance with Section 3.2, the Investors and counsel for the Investors shall have received from the Company reimbursement of all their reasonable costs and expenses incurred in connection with the Purchase through the Closing Date for which reasonably detailed invoices have been presented to the Company at least two business days prior to the Closing Date, by a wire transfer of immediately available funds made on the Closing Date from the Company to bank accounts designated by the Investors and counsel to the Investors; provided that to the extent invoices therefor have not been so presented at least two business days prior to the Closing Date, such fees and expenses shall be paid within 30 days of the invoice having been presented to the Company; and
          (xvii) all other documents, certificates, instruments and writings reasonably requested by the Investors or their counsel as may be necessary or advisable in connection with the consummation of the Transactions.
     1.4 Issuance of Additional Warrants. If, on any Dividend Payment Date prior to July 1, 2013, dividends payable on the Series A Shares are not paid to the holders of the Series A Shares in cash but instead accrue (such amount the “Accrued and Unpaid Dividend Amount”), the Company shall issue to each such holder additional Warrants exercisable for an amount of

Warrant Shares equal to (i) the Accrued and Unpaid Dividend Amount due such holder divided by (ii) the Market Price of the Common Stock on the trading day immediately prior to the applicable Dividend Payment Date. Such additional Warrants shall have an exercise price per Warrant Share equal to such Market Price and shall be issued as of the Dividend Payment Date, and the Company shall deliver duly executed additional Warrants to such holder, in the form attached as Annex C hereto, promptly after the applicable Dividend Payment Date. The Company shall also issue a number of fractional Series B Shares stapled to such Warrants such that, at the date of issuance, the aggregate number of votes that may be cast by such fractional shares shall equal the number of Warrant Shares in respect of such Warrants. “Dividend Payment Date” and “Market Price” have the meanings ascribed to them in the Series A Certificate and Warrant, respectively.
     1.5 Interpretation. When a reference is made in this Agreement to “Recitals,” “Articles,” “Sections” or “Annexes,” such reference shall be to a Recital, Article or Section of, or Annex to, this Agreement unless otherwise indicated. The terms defined in the singular have a comparable meaning when used in the plural, and vice versa. References to “herein”, “hereof”, “hereunder” and the like refer to this Agreement as a whole and not to any particular section or provision, unless the context requires otherwise. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel. All references to “$” or “dollars” mean the lawful currency of the United States of America. Except as expressly stated in this Agreement, all references to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section. References to a “business day” shall mean a business day in Oklahoma City, Oklahoma or New York, New York.
ARTICLE II
Representations and Warranties
     2.1 Definitions.
     (a) “Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.
     (b) “Asset Sale Agreement” means the Asset Sale Agreement to be entered into between the Company and Royal Bank of Canada on the Closing Date.
     (c) “Exchange Act” means the Securities Exchange Act of 1934.

     (d) “GAAP” means generally accepted accounting principles in the United States.
     (e) “Material Adverse Effect” means any change, development or event that has or would reasonably be expected to have a material adverse effect on (i) the industry, business, properties, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or on the financial markets in the United States; or (ii) the ability of the Company to timely consummate the Transactions.
     (f) “Restructuring” means a series of corporate transactions involving PostRock Energy Services Corporation (“PESC”)and its affiliates that includes the amendment of the relevant organizational documents and the amendment or termination of various material agreements that relate to the Company and its Subsidiaries and their intercompany transactions or are impacted by such corporate transactions, including the following: (i) PESC converting to a Delaware close corporation; (ii) Quest Transmission Company, LLC conveying three laterals to Bluestem (provided timely approval to do so is obtained from the Kansas Corporation Commission); (iii) Quest Transmission Company, LLC merging into PostRock Midstream, LLC; (iv) Quest Pipelines (KPC) converting to a Delaware limited liability company named “PostRock KPC Pipeline, LLC”; (v) Quest Kansas Pipeline, L.L.C. and Quest Kansas General Partner, L.L.C. merging into PostRock KPC Pipeline, LLC; (vi) Quest Energy Service, LLC, Quest Mergersub, Inc., Energy & Midstream Partners JV, LLC and Quest Midstream Holdings Corp. each merging into PESC; (vii) PMP merging into Quest Cherokee, Quest Cherokee surviving, and the EIN remaining that of Quest Cherokee; (viii) Quest Cherokee Oilfield Service, LLC and PostRock Midstream, LLC each merging into PESC; (ix) Quest Oil & Gas, LLC merging into Quest Cherokee; (x) Bluestem conveying all vehicles and equipment to PESC; (xi) Quest Cherokee merging into Bluestem, Bluestem surviving, and the EIN remaining that of Bluestem, and Bluestem taking the name “PostRock MidContinent Production, LLC,” to be completed in the interim period between execution of this Agreement and the Closing Date.
     (g) “SEC Reports” means all reports and forms filed with the SEC by the Company on or after March 8, 2010.
     (h) “Securities Act” means the Securities Act of 1933.
     (i) “Subsidiary” means, with respect to any person, those entities of which such person owns or controls more than 50% of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which more than 50% of the outstanding equity securities is owned directly or indirectly by its parent.
     (j) “Transaction Documents” means, collectively, this Agreement, the Certificates of Designations, the Warrants and the Registration Rights Agreement, in each case, as amended, modified or supplemented from time to time in accordance with their respective terms.
     (k) “Transactions” means the transactions contemplated by the Transaction Documents.
     2.2 Representations and Warranties of the Company. The Company represents and warrants to the Investors that as of the date hereof and as of the Closing Date (or such other date specified herein):

     (a) Organization, Authority and Subsidiaries. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own its properties and conduct its business as currently conducted, and, has been duly qualified as a foreign corporation for the transaction of business and is in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification. As of the date hereof, each of the Company’s Subsidiaries, their jurisdiction of organization and all shares of capital stock or other voting securities of, or ownership interests in, each such Subsidiary are set forth on Part 1 of Schedule 2.2(a). As of the Closing Date, each of the Company’s Subsidiaries, their jurisdiction of organization and all shares of capital stock or other voting securities of, or ownership interests in, each such Subsidiary will be as set forth on Part 2 of Schedule 2.2(a). Each Subsidiary of the Company has been duly organized and is validly existing in good standing under the laws of its jurisdiction of organization, with corporate, limited liability company or other entity power and authority to own its properties and conduct its business as currently conducted, and, as of the Closing Date, shall be duly qualified as a foreign corporation, limited liability company or other entity for the transaction of business and shall be in good standing under the laws of each other jurisdiction in which it owns or leases properties, or conducts any business so as to require such qualification.
     (b) Capitalization. As of August 26, 2010, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock, of which 8,053,146 shares are issued and outstanding, and 5,000,000 shares of Preferred Stock, of which no shares are issued or outstanding. Schedule 2.2(b) sets forth as of August 26, 2010 all of the options, warrants and equity incentive plans of the Company, and the number of shares of Common Stock reserved for issuance pursuant to any outstanding options, warrants or equity incentive plans. The outstanding shares of the Company’s capital stock have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, are not subject to preemptive rights (and were not issued in violation of any preemptive rights) and were issued in full compliance with applicable state and federal securities laws and any rights of third parties. No person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth above or on Schedule 2.2(b), as of August 26, 2010 there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and, except as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is currently in negotiations for the issuance of any equity securities of any kind. The issuance and sale of the Purchased Securities hereunder will not obligate the Company to issue shares of Common Stock or other securities to any other person (other than the Investors) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security.
     (c) Preferred Shares. The Preferred Shares have been duly and validly authorized, and, when issued and delivered pursuant to this Agreement, the Preferred Shares will be duly and validly issued, fully paid and non-assessable.
     (d) The Warrants and Warrant Shares. The Warrants (including any Warrants issuable pursuant to Section 1.4) have been duly authorized and, when executed and delivered as contemplated hereby, will constitute a valid and legally binding obligation of the Company in accordance with their terms, and the shares of Common Stock issuable upon exercise of the Warrants (including any Warrants issuable pursuant to Section 1.4) (the “Warrant Shares”) have been duly authorized and reserved for issuance upon exercise of the Warrants and when so issued will be duly and validly issued, fully paid and non-assessable.
     (e) Authorization, Enforceability.
          (i) The Company has the corporate power and authority to execute and deliver the Transaction Documents and to carry out its obligations thereunder (which includes the issuance of the Preferred Shares, Warrants and Warrant Shares). The execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. The Transaction Documents are or will be valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).
          (ii) Except as set forth on Schedule 2.2(e), the execution, delivery and performance by the Company of the Transaction Documents and the consummation of the Transactions and compliance by the Company with any of the provisions thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, accelerate the performance required by, or result in any payment obligations under, or result in a right of termination, acceleration or payment of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under any of the terms, conditions or provisions of (A) its certificate of incorporation or by-laws or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries may be bound, or to which the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries may be subject, including as a result of any change of control or similar provision (except for violations, conflicts, breaches or defaults that would not be reasonably likely to be material to the Company and its Subsidiaries, taken as a whole) or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, materially violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any of its Subsidiaries or any of their respective properties or assets.
          (iii) Other than the filing of the Certificates of Designations with the Secretary of State of the State of Delaware, any current report on Form 8-K and a Form D required to be filed with the SEC, and such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by the Company in connection with the consummation of the Transactions.

     (f) NASDAQ Waiver. By the NASDAQ Letter, NASDAQ granted the Company a financial viability exception pursuant to NASDAQ Rule 5635(f) waiving the requirement that the Company obtain stockholder approval for the consummation of the Transactions (the “NASDAQ Waiver”). The NASDAQ Waiver is in full force and effect, and has not been modified, revoked or expired, as of the date hereof and the issuance and sale of the Purchased Securities hereunder does not contravene NASDAQ Rules. The Company has provided true and correct copies of the NASDAQ Waiver to the Investors.
     (g) No Material Changes.
     Since March 5, 2010, except as expressly contemplated by the Transaction Documents, the New Credit Agreements, the Restructuring, as set forth on Schedule 2.2(g) or as specifically disclosed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, as amended, the S-4 related to the recombination transaction, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K filed since March 5, 2010:
          (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of the Company or any of its Subsidiaries having a replacement cost of more than $250,000 for any single loss or $500,000 for all such losses;
          (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any of its Subsidiaries;
          (iii) neither the Company nor any of its Subsidiaries has entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company’s or any of its Subsidiaries’ directors, officers, employees, agents or representatives or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives, in each case other than increases in the ordinary course of business consistent with past practice;
          (iv) except as described in the notes to the financial statements included in the SEC Reports, there has not been any change by the Company or any of its Subsidiaries in accounting or tax reporting principles, methods or policies;
          (v) neither the Company nor any of its Subsidiaries has made or rescinded any election relating to taxes, settled or compromised any claim relating to taxes;
          (vi) neither the Company nor any of its Subsidiaries has made any loans, advances or capital contributions to, or investments in, any person other than Subsidiaries of the

Company or paid any fees or expenses to any director, officer, partner, stockholder or Affiliate of any other person;
          (vii) neither the Company nor any of its Subsidiaries has acquired any assets or sold, assigned, transferred, conveyed, leased or otherwise disposed of any assets of the Company or any of its Subsidiaries, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business;
          (viii) neither the Company nor any of its Subsidiaries has discharged or satisfied any lien, or paid any obligation or liability (fixed or contingent), except in the ordinary course of business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
          (ix) neither the Company nor any of its Subsidiaries has canceled or compromised any debt or claim in favor of the Company or amended, canceled, terminated, relinquished, waived or released any contract or right except in the ordinary course of business and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole;
          (x) other than those capital expenditures included on a schedule provided to the Investors that covers capital expenditures through July 31, 2010, neither the Company nor any of its Subsidiaries has made or committed to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate;
          (xi) neither the Company nor any of its Subsidiaries has instituted or settled any material legal proceeding; and
          (xii) neither the Company nor any of its Subsidiaries has agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 2.2(g).
     As of the Closing Date,
          (xiii) other than pursuant to the New Credit Agreements, neither the Company nor any of its Subsidiaries has any indebtedness for borrowed money in an amount in excess of $25,000 in the aggregate.
     (h) Reports.
          (i) Since March 5, 2010, the Company has complied in all material respects with the filing requirements of Sections 13(a), 14(a) and 15(d) of the Exchange Act.
          (ii) The SEC Reports, when they became effective or were filed with the SEC, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC thereunder, and none of such documents, when they became effective or were filed with the SEC, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.
     (i) Company Financial Statements.
          (i) The consolidated financial statements of the Company and its Subsidiaries included or incorporated by reference in the SEC Reports filed prior to the Closing, and the monthly financial statements provided to the Investors covering periods since March 31, 2010 (except with respect to customary year-end (and, with respect to monthly financial statements, quarter-end) adjustments and the absence of notes), present fairly in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates indicated therein and the consolidated results of their operations for the periods specified therein; and except as stated therein, such financial statements were prepared in conformity with GAAP, applied on a consistent basis (except for the absence of notes and as otherwise may be noted therein).
          (ii) UHY LLP, who have certified certain financial statements of the Company and its Subsidiaries, are independent public accountants as required by the Exchange Act and the rules and regulations of the SEC and the Public Company Accounting Oversight Board.
     (j) Application of Takeover Protections.
          (i) The Investors have been approved as interested shareholders by the Board solely with respect to the Transactions, and the Board has taken all action necessary, such that the prohibitions, restrictions, limitations and conditions of Section 203 of the General Corporation Law of Delaware shall not be applicable to the Transactions.
          (ii) There are no “business combination with interested stockholders” or similar antitakeover provisions under the certificate of incorporation or by-laws of the Company or the antitakeover laws and regulations of any state (collectively, the “Antitakeover Laws”) that is or could become applicable to the Investors as a result of the Investors and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including, without limitation, the Company’s issuance of the Purchased Securities and the Investors’ ownership of the Purchased Securities or shares of Common Stock issuable upon conversion of the Warrant Shares; provided, however, that no representation or warranty is made with respect to the application of any Antitakeover Laws to the Investors to the extent related to any transactions between the Investors, or their respective affiliates or associates, and the Company other than the Transactions.
          (iii) Except as may be provided in the certificate of incorporation and bylaws of the Company, the Company has not adopted any poison pill (including any distribution under a rights agreement) or other similar antitakeover measure.
     (k) Litigation. Schedule 2.2(k) sets forth a list and brief description of all securities-related or material actions, suits, claims, or proceedings, or, to the Company’s knowledge, inquiries or investigations, before or by any court, arbitrator, Governmental Entity, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries as of August 26, 2010. Such suits, actions or proceedings pending or threatened against the Company or any of its Subsidiaries do not or would not reasonably be expected to impair in any material respect the ability of the Company to perform its obligations under the Transaction Documents, or prevent or materially impede the consummation by the Company of the transactions contemplated under the Transaction Documents.
     (l) Compliance. Neither the Company nor any of its Subsidiaries (i) is in material violation of any order of any court, arbitrator or Governmental Entity, or (ii) is in material violation of any statute, rule or regulation of any Governmental Entity, including without limitation all foreign, federal, state and local laws relating to taxes, environmental protection, occupational health and safety, product quality and safety and employment and labor matters. The Company is in compliance in all material respects with all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder, applicable to it.
     (m) Regulatory Permits. The Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate Governmental Entities necessary to conduct their respective businesses, and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any such certificates, authorizations and permits. The execution and delivery by the Company of, and the performance by it of its obligations under, the Transaction Documents and the consummation of the Transactions will not result in a material violation or breach of any of the terms, conditions or provisions of any such any such certificates, authorizations and permits.
     (n) Employee Matters. Schedule 2.2(n) sets forth each benefit plan, employment agreement, trust for the benefit of employees or loan to employees that provides for any termination payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee of the Company or any of its Subsidiaries upon a change of control. Except as set forth in Schedule 2.2(n), the execution and delivery of the Transaction Documents, and performance of the Transactions, will not (i) trigger any such provision or (ii) trigger or impose any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company benefit plan or employee agreement (or result in any adverse consequence for any such action). Any such provisions that may be triggered by the Transactions have been waived by the party or parties entitled thereto.
     (o) Internal Accounting Controls. Except as disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2010, the Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e))

for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s Form 10-K or Form 10-Q, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the last day of the period covered by the Company’s most recently filed Form 10-Q (such date, the “Evaluation Date”). The Company presented in its most recently filed Form 10-Q the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as described in Item 308(c) of Regulation S-K under the Exchange Act) or in other factors that could significantly and adversely affect the Company’s internal controls. The Company’s auditors have not identified any control deficiency, significant deficiency or material weakness in the Company’s system of internal controls for the Company’s last fiscal year.
     (p) Brokers or Finders. Except as set forth on Schedule 2.2(p), the Company represents as to itself, its predecessors and its Affiliates, that no agent, broker, investment banker or other firm or person is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions as a result of any actions by such party.
     (q) No Directed Selling Efforts or General Solicitation. Neither the Company nor any person acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D of the Securities Act) in connection with the offer or sale of any of the Purchased Securities.
     (r) No Integrated Offering. Neither the Company nor any of its Affiliates, nor any person acting on its or their behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) of the Securities Act for the exemption from registration for the transactions contemplated hereby or would require registration of the Purchased Securities under the Securities Act.
     (s) Private Placement. Assuming the accuracy of the representations of the Investors in Section 2.3(c), the offer and sale of the Purchased Securities to the Investors as contemplated hereby is exempt from the registration requirements of the Securities Act.
     (t) Restructuring. No consent or approval of any person (including any Governmental Authority) is required to be made or obtained by the Company or its Subsidiaries in connection with the consummation of the Restructuring, other than any such consents or approvals already obtained.
     2.3 Representations and Warranties of the Investors. The Investors, jointly and severally, hereby represent and warrant to the Company that as of the date hereof and the Closing Date:

     (a) Status. Each Investor has been duly organized and is validly existing as an exempted limited partnership under the laws of the Cayman Islands, with the limited partnership power and authority to own its properties and conduct its business as currently conducted.
     (b) Authorization, Enforceability.
          (i) Each Investor, acting through its general partner, has the limited partnership power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance by each Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Investor’s general partner and all other necessary limited partnership acting on the part of such Investor, and no further approval or authorization is required on the part of such Investor or any other party for such authorization to be effective. This Agreement and the Registration Rights Agreement are or will be valid and binding obligations of each Investor enforceable against such Investor in accordance with their respective terms, except as the same may be limited by Bankruptcy Exceptions.
          (ii) The execution, delivery and performance by each Investor of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby and compliance by such Investor with any of the provisions hereof and thereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of such Investor under any of the terms, conditions or provisions of (A) its organizational documents or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of its properties or assets except, in the case of clauses (i)(B) and (ii), for those occurrences that, individually or in the aggregate, have not had or would not be reasonably likely to have an Investor Material Adverse Effect. “Investor Material Adverse Effect” means a material adverse effect on the ability of the Investors timely to consummate the Purchase and the other transactions contemplated by this Agreement.
          (iii) Other than such as have been made or obtained, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any Governmental Entity is required to be made or obtained by any Investor in connection with the consummation by such Investor of the Purchase except for any such notices, filings, exemptions, reviews, authorizations, consent and approvals the failure of which to make or obtain would not have an Investor Material Adverse Effect.
     (c) Purchase for Investment. Each Investor acknowledges that the offering and sale of the Purchased Securities and the Warrant Shares have not been registered under the Securities Act or under any state securities laws. Each Investor (i) is acquiring the Purchased Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute them to any person in violation of the Securities Act or any applicable U.S. state securities laws, (ii) will not sell or otherwise dispose of any of the Purchased Securities or the Warrant Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any applicable U.S. state securities laws, (iii) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of the Purchase and of making an informed investment decision, and has conducted a review of the business and affairs of the Company that it considers sufficient and reasonable for purposes of making the Purchase, and (iv) is an “accredited investor” (as that term is defined by Rule 501 under the Securities Act).
     (d) Ownership. No Investor is the Beneficial Owner of (i) any Common Stock or (ii) any securities or other instruments representing the right to acquire Common Stock. No Investor has a formal or informal agreement, arrangement or understanding with any person (other than the Company) to acquire, dispose of or vote any securities of the Company. “Beneficial Ownership” shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act, including the provision that any member of a “group” shall be deemed to have Beneficial Ownership of all securities Beneficially Owned by other members of the group, and except that the exclusion in Rule 13d-3(d)(1)(i) for rights to acquire securities that are not exercisable “within 60 days” shall not apply. “Beneficial Owner” and “Beneficially Own” shall have conforming definitions.
     (e) Company Representations. Each Investor acknowledges that, except as expressly set forth in this Agreement or the Transaction Documents, the Company is not making any, and the Investor is not relying on any, representations or warranties, written or oral, statutory, express or implied, concerning the Company, its Subsidiaries or their respective businesses or assets, including the Due Diligence Information. In particular, each Investor acknowledges and agrees that (i) the Due Diligence Information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and each Investor is familiar with such uncertainties, and (iii) each Investor is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by an Investor on such projections, estimates and other forecasts and plans shall be at its sole risk. “Due Diligence Information” means any information, document or material provided or made available, or statements made, to the Investors (including their respective employees, Affiliates, agents, advisors or representatives) in “data rooms,” management presentations or supplemental due diligence information provided to the Investors (including their respective employees, Affiliates, agents, advisors or representatives) in connection with discussions or access to management of the Company or in any other form in expectation of the transactions contemplated by this Agreement.
     (f) Investment Company Act. Each Investor is not, and upon the consummation of the Transactions will not be, an “investment company” or a company “controlled by” and “investment company” within the meaning of the Investment Company Act of 1940, as amended.

ARTICLE III
Covenants
     3.1 Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Purchase as promptly as practicable and otherwise to enable consummation of the Transactions and shall use commercially reasonable efforts to cooperate with the other parties to that end. Promptly after the execution and delivery of this Agreement, the Company shall mail to all shareholders a letter in substantially the form of Annex G and otherwise comply with the requirements set forth in the NASDAQ Letter.
     3.2 Expenses. (a) The Company shall reimburse the Investors for their reasonable costs and expenses, including reasonable legal or other professional fees and expenses, and reasonable out-of-pocket due diligence expenses, (i) incurred or made in connection with this Agreement and the Transactions (including any reasonable cost and expenses incurred after the Closing to the extent related), whether or not consummated, in an amount not to exceed, in the aggregate $1,000,000 and (ii) in connection with any amendments to the Transaction Documents. Prior to any such reimbursement, the Investors shall provide the Company with reasonably detailed invoices setting forth the expenses to be reimbursed. This covenant shall survive the termination of this Agreement.
     (b) The Company shall reimburse the Investors for their reasonable out-of-pocket costs and expenses (which may include, but are not limited to, airfare, hotels and cab fare) incurred or made in connection with ongoing oversight of the Company until the one-year anniversary of the Closing. Prior to any such reimbursement, the Investors shall provide the Company with reasonably detailed invoices setting forth the expenses to be reimbursed and a good faith attestation that such costs were incurred in the course of conducting work for the benefit of all Company shareholders. Reimbursements shall be made within 30 days of the invoices having been presented to the Company.
     3.3 Sufficiency of Authorized Common Stock. During the period from the Closing Date until the date on which the Warrants (including any Warrants issuable pursuant to Section 1.4) have been fully exercised, the Company shall at all times have reserved for issuance, free of preemptive or similar rights, a sufficient number of shares of authorized and unissued Warrant Shares to effectuate such exercise (including all Warrant Shares underlying the Warrants issuable pursuant to Section 1.4). Nothing in this Section 3.3 shall preclude the Company from satisfying its obligations in respect of the exercise of the Warrants (including any Warrants issuable pursuant to Section 1.4) by delivery of shares of Common Stock which are held in the treasury of the Company. As soon as practicable following the Closing, the Company shall, at its expense, (a) cause the Warrant Shares (including all Warrant Shares underlying the Warrants issuable pursuant to Section 1.4) to be listed on the NASDAQ Global Market at the time they become freely transferable in the public market under the Securities Act, subject to official notice of issuance, and shall maintain such listing on the NASDAQ Global Market for so long as any Common Stock is listed on the NASDAQ Global Market and (b) use its commercially reasonable efforts to satisfy all continued listing criteria necessary to maintain the listing of the Common Stock with NASDAQ until the date that is two years following the date on which the Warrants (including any Warrants issuable pursuant to Section 1.4) have been fully exercised.
     3.4 Certain Notifications Until Closing. From the date of this Agreement until the Closing, each party shall promptly notify the other parties of (i) any fact, event or circumstance of which it is aware and which would be reasonably likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect or to cause any covenant or agreement of such party contained in this Agreement not to be complied with or satisfied in any material respect and (ii) any fact, circumstance, event, change, occurrence, condition or development of which it is aware and which, individually or in the aggregate, has had a Material Adverse Effect or an Investor Material Adverse Effect, as the case may be; provided, however, that delivery of any notice pursuant to this Section 3.4 shall not limit or affect any rights of or remedies available to the other parties.
     3.5 Conduct of Business.
     (a) Except as set forth in Schedule 3.5 or as otherwise required to perform its obligations under the Transaction Documents, the New Credit Agreements, in connection with the Restructuring or any other agreement contemplated herein, or as otherwise agreed to in writing by the Investors, from the date hereof to the Closing Date, the Company shall, and shall cause each of its Subsidiaries to (A) conduct its business only in the ordinary course and consistent with past practice; (B) use its reasonable best efforts to preserve and maintain its assets and properties and its relationships with its customers, suppliers, clients, advertisers, distributors, agents, officers and employees and other persons with which it has significant business dealings; (C) use its reasonable best efforts to maintain all of the material assets it owns or uses in the ordinary course of business consistent with past practice; (D) use its reasonable best efforts to preserve the goodwill and ongoing operations of its business; (E) maintain its books and records in the usual, regular and ordinary manner, on a basis consistent with past practice; (F) perform and comply in all material respects with its existing contractual arrangements; (G) maintain insurance in full force and effect with respect to its business with responsible companies, comparable in amount, scope and coverage to that in effect on the date of this Agreement; and (H) comply in all material respects with applicable laws.
     (b) Except as set forth in Schedule 3.5 or as expressly contemplated by the Transaction Documents, the New Credit Agreements, in connection with the Restructuring or any other agreement contemplated herein, between the date hereof and the Closing Date, without the prior written consent of the Investors, the Company shall not, and shall cause each of its Subsidiaries not to, take any of the following actions:
          (i) change its certificate of incorporation or by-laws or other organizational documents (including by amendment, merger or otherwise);
          (ii) reclassify any capital stock of the Company or its Subsidiaries;
          (iii) increase the authorized number of shares of, authorize the issuance of, or issue any shares of Preferred Stock; or

          (iv) authorize the issuance of or issue any shares of Common Stock, other than upon the exercise of Options or Convertible Securities outstanding on the date hereof;
          (v) accelerate the vesting of any shares of Common Stock subject to vesting;
          (vi) pay any dividends or make any distributions on any shares of Common Stock or any other capital stock of the Company or repurchase or redeem any Common Stock or any other capital stock of the Company;
          (vii) take any of the actions that, after the Closing, will require the consent of the holders of Series A Shares under Section 9 of the Series A Certificate; or
          (viii) agree to take any of the actions restricted by this Section 3.5(b).
     3.6 Restrictions on Sale of Common Stock.
     (a) The following terms have the following meanings:
          (i) “Benchmark Price” means $4.73.
          (ii) “Convertible Securities” means any stock or security convertible into or exchangeable for Common Stock.
          (iii) “Excluded Securities” means (A) all Warrants and Warrant Shares, (B) shares of Common Stock, Convertible Securities and Options issued to existing or former officers, directors, employees or consultants of the Company pursuant to an equity incentive, stock grant, stock purchase or similar plan or arrangement existing as of the date hereof or thereafter approved by the Board, including any shares of Common Stock issuable upon exercise of any such Convertible Security or Option or settlement of any award issued under any such plan or arrangement, (C) shares of Common Stock issuable upon the exercise or conversion of any other Convertible Securities or Options outstanding as of the date hereof (provided that such exercise or conversion occurs in accordance with the terms thereof, at the exercise or conversion price or ratio in effect immediately prior to the date hereof, subject to the antidilution adjustment provisions thereof), (D) shares of Common Stock issuable under the terms of the Asset Sale Agreement; and (E) other securities designated as “Excluded Securities” by the Investors.
          (iv) “Options” means any options, warrants or other rights to subscribe for or to purchase, or any options for the purchase of, any Common Stock or Convertible Securities.
     (b) Except as expressly contemplated by the Transaction Documents, without the prior written consent of the Investors, from and after the Closing until the Threshold Ownership Date, the Company shall not:
          (i) issue or sell any shares of Common Stock (other than Excluded Securities) for other than cash (unless the Company and the Investors mutually agree that the fair value of any consideration received by the Company is such that the price per share of Common Stock received by the Company in such issuance or sale is equal to or greater than the Benchmark Price) or for a price per share less than the Benchmark Price;

          (ii) issue or sell for other than cash (unless the Company and the Investors mutually agree on the fair value of any such non-cash consideration) any Convertible Securities or Options entitling any person to acquire shares of Common Stock (other than Excluded Securities) (or modify the terms of any such Option or Convertible Security to entitle any person to acquire thereunder shares of Common Stock) at an effective price per share less than the Benchmark Price; for purposes of this clause (ii), the effective price per share for such Common Stock issuable upon exercise, conversion or exchange of such Convertible Securities or Options shall be deemed to be equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company or any of its Subsidiaries, as applicable, as consideration for the issuance or sale of such Convertible Securities or Options, plus the aggregate amount of additional consideration, if any, payable to the Company or any of its Subsidiaries, as applicable, upon the exercise, conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise, conversion or exchange of such Convertible Securities or Options so issued; or
          (iii) issue any Options or Convertible Securities entitling the holder thereof to acquire shares of Common Stock at a price or a number of shares of Common Stock that floats or resets or otherwise varies.
     3.7 Financial Statements and Other Reports. From and after the Closing until the Threshold Ownership Date, the Company shall deliver to the Investors:
     (a) as soon as practicable and in any event no later than the day that a Form 10-Q is filed by the Company with the SEC following each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of operations, statements of stockholders’ equity and cash flows of the Company for the period from the beginning of the then current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company as of the end of such quarterly period setting forth in each case in comparative form figures for the corresponding period or date in the preceding fiscal year, together with a certificate from a senior officer of the Company to the effect that such financial statements have been prepared in accordance with GAAP consistently applied during the periods involved (subject to year-end adjustments) and that such financial statements fairly present in all material respects the consolidated financial position, results of operations and cash flows of the Company as of and for the period then ended; provided, however, that the timely filing with the SEC of the Company’s periodic report on Form 10-Q for such period shall be deemed to satisfy the requirements of this Section 3.7(a);
     (b) as soon as practicable and in any event no later than the day that a Form 10-K is filed by the Company with the SEC following the end of each fiscal year, a consolidated balance sheet of the Company as of the end of such fiscal year and the related consolidated statements of operations, statements of stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the corresponding figures from the preceding fiscal year, together with the audit report of independent public accountants of recognized standing selected by the Company; provided, however, that the timely filing with the SEC of the Annual Report on Form 10-K of the Company for such fiscal year shall be deemed to satisfy the requirements of this Section 3.7(b); and

     (c) such other financial information as the Investors may reasonably request.
     3.8 Confidentiality.
     (a) At all times following the Closing Date until the first anniversary of the Threshold Ownership Date, no Investor shall, directly or indirectly, disclose, divulge or use for any purpose (other than to monitor its investment in the Company) any trade secrets or other confidential and proprietary information of a business, financial, marketing, technical or other nature pertaining to the Company or any of its Subsidiaries or their respective business, including information of others that any of the Company or any of its Subsidiaries has agreed to keep confidential, except (i) to the extent that such information shall have become public knowledge other than by breach of this Agreement by any of the Investors, and (ii) to the extent that disclosure of such information is required by law or legal process (but only after the Investors have provided the Company, to the extent practicable, with reasonable notice and opportunity to take action against any legally required disclosure).
     (b) Each Investor acknowledges that any breach or threatened breach by such party of the provisions of Section 3.8(a) will cause irreparable injury to the Company for which an adequate monetary remedy does not exist. Accordingly, in the event of any such breach or threatened breach, the Company shall be entitled, in addition to the exercise of other remedies, to seek and (subject to court approval) obtain injunctive and other equitable relief, without necessity of posting a bond, restraining the breaching Investors from committing such breach or threatened breach. The right provided under this Section 3.8(b) shall be in addition to, and not in lieu of, any other rights and remedies available to the Company.
     3.9 Transfer Restrictions. The Purchased Securities are, and the Warrant Shares will be when issued, restricted securities under the Securities Act and may not be offered or sold except pursuant to an effective registration statement or an available exemption from registration under the Securities Act. Accordingly, each Investor agrees it shall not, directly or through others, offer or sell any Purchased Securities or any Warrant Shares except pursuant to a registration statement or pursuant to Rule 144 or another exemption from registration under the Securities Act, if available. Prior to any transfer of Purchased Securities or Warrant Shares other than pursuant to an effective registration statement, each Investor agrees it shall notify the Company of such transfer and the Company may require such Investor to provide, prior to such transfer, such evidence that the transfer will comply with the Securities Act (including written representations and an opinion of counsel) as the Company may reasonably request. The Company may impose stop-transfer instructions with respect to any securities that are to be transferred in contravention of this Agreement.
     3.10 Legend. Each Investor agrees that all certificates or other instruments representing Purchased Securities and Warrant Shares will bear a legend substantially to the following effect:
“THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT

WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS. THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED SEPTEMBER 2, 2010, AS AMENDED FROM TIME TO TIME, BETWEEN THE ISSUER OF THESE SECURITIES AND THE INVESTORS REFERRED TO THEREIN, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.”
In the event that (i) any Purchased Securities or Warrant Shares become registered under the Securities Act or (ii) Purchased Securities or Warrant Shares are eligible to be transferred without restriction in accordance with Rule 144 under the Securities Act, the Company shall issue new certificates or other instruments representing such Purchased Securities or Warrant Shares, which shall not contain such portion of the above legend that is no longer applicable; provided that the Investors surrender to the Company the previously issued certificates or other instruments.
ARTICLE IV
Additional Agreements
     4.1 Board Designation. Prior to the Closing Date, the Company shall use its reasonable best efforts to take all necessary corporate action so that upon the Closing the size of the Board is increased by three members and three individuals designated by the Investors (the “Investor Directors”) are appointed to the Board to fill the newly created directorships created by such increase. The Company, through its Board and subject to the Board’s fiduciary duties to the stockholders of the Company, shall take all necessary action to nominate and recommend three Investor Directors for election to the Board in the proxy statements relating to the annual meetings of the stockholders of Company following the Closing. If the Investors’ aggregate interest in the Company falls below 25% of the issued and outstanding Common Stock (calculated on a Fully Diluted Basis), the Company and its Board shall only be required to nominate and recommend two Investor Directors pursuant to this Section 4.1. If the Investors’ aggregate interest in the Company falls below 7.5% of the issued and outstanding Common Stock (calculated on a Fully Diluted Basis) (the date of such occurrence being the “Threshold Ownership Date”), the Company and its Board shall have no obligation to nominate and recommend any Investor Directors. The initial Investor Directors shall be Thomas J. Edelman, James D. Bennett and Nathan M. Avery. At any time that the Company and the Board have an obligation to recommend any Investor Directors pursuant to this Section 4.1, (i) the Company shall not increase the size of the Board, except as set forth in this Section 4.1 or in Section 10(i)

of the Series A Certificate, without the prior consent of the Investors, and (ii) the Board shall appoint one Investor Director selected by the Investors to the nominating and compensation committees of the Board, provided that such Investor Director meets the independence requirements of the applicable Nasdaq listing rules. “Fully Diluted Basis” means as if all securities eligible for conversion into or exercisable or exchangeable for shares of Common Stock (including the Warrants) had been converted or exercised in full (excluding (i) any shares of Common Stock that may be issued upon the exercise of Options under any equity incentive plan if such Options have not vested and (ii) any shares of Common Stock that may be issued upon the settlement of restricted stock units under any equity incentive plan if such restricted stock units have not vested).
     4.2 Preemptive Rights.
     (a) The following terms have the following meanings:
          (i) “Equity Securities” means (A) all shares of capital stock of the Company, (B) all securities convertible into or exchangeable for shares of capital stock of the Company and (C) all options, warrants, or other rights to purchase or otherwise acquire from the Company shares of such capital stock, or securities convertible into or exchangeable for shares of such capital stock.
          (ii) “New Securities” means all Equity Securities other than:
          (A) Excluded Securities;
          (B) Shares of any class of capital stock of the Company issued on a pro rata basis to all holders of such class as a stock dividend or upon any stock split or other subdivision of shares of capital stock;
          (C) Shares of capital stock of the Company issued as consideration in connection with the acquisition, approved by the Investors (which approval shall not be unreasonably withheld), by the Company of assets or capital stock of any person or entity;
          (D) Shares of Common Stock issued pursuant to a public offering, or Convertible Securities or Shares of Common Stock issuable upon exercise or conversion of Convertible Securities issued pursuant to a public offering or an offering primarily to “qualified institutional buyers” in accordance with Rule 144A under the Securities Act, in each case with aggregate proceeds of at least $20,000,000; and
          (E) Shares of Common Stock issued upon exercise or conversion of Convertible Securities with respect to which the Investors previously had the opportunity to exercise the preemptive rights set forth in this Section 4.2.
          (iii) “Pro Rata Share” means, with respect to any Investor, the quotient obtained by dividing (i) the number of shares of Common Stock owned by such Investor (assuming exercise of all Warrants) by (ii) the number of shares of Common Stock outstanding on a Fully Diluted Basis.

     (b) If the Company proposes to offer New Securities to any person or entity at any time, the Company shall, before such offer, deliver to each Investor an offer (the “Offer”) to issue, upon the terms set forth in this Section, to the Investor a number of New Securities (the “Offered Securities”) equal to such Investor’s Pro Rata Share. The Offer shall state that the Company proposes to issue the Offered Securities and specify their number and terms (including purchase price). The Offer shall remain open and irrevocable for a period of thirty (30) days (the “Preemptive Period”) from the date of its delivery.
     (c) The Investor may accept the Offer by delivering to the Company a notice (the “Purchase Notice”) within the Preemptive Period. The Purchase Notice shall state the number of Offered Securities the Investor agrees to purchase. The issuance of Offered Securities with respect to which the Investor delivered a Purchase Notice shall be made on a business day, as designated by the Company, after expiration of the Preemptive Period on those terms and conditions of the Offer not inconsistent with this Section.
     (d) If the Investors did not purchase all Offered Securities, the Company may issue the remaining Offered Securities or any portion thereof to any person or entity within 120 days after expiration of the Preemptive Period upon terms and conditions no more favorable in the aggregate to the purchasers thereof than specified in the Offer.
     (e) This Section 4.2 shall terminate and be of no further force or effect on the Threshold Ownership Date.
     4.3 Survival and Indemnification.
     (a) Survival. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing; provided, however, that no action for a breach of the representations and warranties contained herein or for a breach or violation of a covenant or agreement set forth in the Transaction Documents that was required to be performed prior to or at the Closing, shall be brought more than 10 days after the Company’s Annual Report on Form 10-K for the year ending December 31, 2011 is filed with the SEC, except for claims arising out of the representations and warranties contained in Sections 2.2(b) (Capitalization), 2.2(c) (Preferred Shares), 2.2(e)(i)(Authorization, Enforeceability), and 2.2(d) (The Warrants and Warrant Shares) (collectively, the “Specified Representations”), which shall survive indefinitely after the Closing.
     (b) Indemnification by the Company. From and after the Closing, the Company shall indemnify and hold harmless the Investors and their respective Affiliates and their respective directors, officers, employees and agents (the “Investor Indemnified Parties”) from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses reasonably incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof) (collectively, “Losses”) asserted against or incurred by such Investor Indemnified Party to the extent arising out of or relating to (i) any breach of the representations or warranties of the Company set forth in this Agreement or (ii) any breach or violation of the covenants or agreements of the Company set forth in this Agreement.

     (c) Indemnification by the Purchasers. From and after the Closing, the Investors shall, severally but not jointly, indemnify and hold the Company harmless from and against all Losses asserted against or incurred by the Company to the extent arising out of or relating to (i) any breach of the representations or warranties of the Investors set forth in this Agreement or (ii) any breach or violation of the covenants or agreements of the Investors set forth in this Agreement.
     (d) Indemnification Limits. The Investor Indemnified Parties shall not be entitled to recover any Losses pursuant to Section 4.3(b) (i) unless and until the Investor Indemnified Parties’ aggregate claims therefor exceed $750,000, at which time the Investor Indemnified Parties shall be entitled to recover Losses only to the extent that the aggregate amount of Investor Indemnified Parties’ indemnifiable Losses exceeds such amount (the “Deductible”), provided, however, that no event, claim or item of Loss will constitute a Loss and indemnification will not be available with respect to such event, claim or item of Loss (nor will any such event, claim or item of Loss be counted towards the Deductible) unless such event, claim or item of Loss, together with all related events, claims or items of Loss, results in a Loss of $25,000 or more, in which case the Investor Indemnified Parties will be entitled to indemnification for the full amount of Losses related to such event, claim or item of Loss subject to the Deductible and the other limitations set forth herein (and such Losses will be counted towards the Deductible); or (ii) for an aggregate amount in excess of $60,000,000; provided, however that claims for breach of any of the Specified Representations shall not be subject to the foregoing limitations and shall not be included in the determination of whether a limitation has been reached. In addition, the Losses incurred by any Investor shall be determined on the basis of the number of Purchased Securities purchased by such Investor (or such Investor’s Affiliate, as applicable) hereunder and not on the basis of any other shares of Common Stock beneficially owned by such Investor, whether acquired prior to or after the consummation of the Transactions.
     (e) Conduct of Indemnification Proceedings. Promptly after receipt by any person (the “Indemnified Person”) of notice of any demand, claim or circumstances of any kind which would or might give rise to a claim or the commencement of any action, proceeding or investigation (in each case, a “Claim”) in respect of which indemnity may be sought pursuant to Section 4.3(b) or Section 4.3(c), such Indemnified Person shall promptly notify the party or parties required to provide such indemnification (the “Indemnifier”) in writing and the Indemnifier shall assume the defense thereof, including the employment of counsel reasonably satisfactory to such Indemnified Person, and shall assume the payment of all fees and expenses; provided, however, that the failure of any Indemnified Person so to notify the Indemnifier shall not relieve the Indemnifier of its obligations hereunder except to the extent that it shall be finally determined by a court of competent jurisdiction that such failure to notify shall have materially prejudiced the Indemnifier. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Indemnifier and the Indemnified Person shall have mutually agreed to the retention of such counsel; or (ii) in the reasonable judgment of counsel to such Indemnified Person representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Indemnifier shall not be liable for any settlement of any proceeding effected without its written consent, which consent shall not be unreasonably withheld, but if settled with such consent, the Indemnifier shall indemnify and hold harmless such Indemnified Person from and against any Loss (to the extent stated above) by reason of such settlement. Without the prior written consent of the Indemnified Person, which consent shall not be unreasonably withheld (provided that the Indemnified Person shall have the absolute right in its sole discretion to withhold consent from any settlement of any pending or threatened proceeding if such settlement does not include an unconditional release of such Indemnified Person from any liability arising out of such proceeding), the Indemnifier shall not effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party. The parties will cooperate fully with each other in connection with the defense of any Claim.
     (f) Insurance. Any indemnifying party shall be subrogated to the rights of any indemnified party in respect of any insurance relating to Losses to the extent of any indemnification payments made under this Agreement, and such indemnified party shall provide all reasonably requested assistance to such indemnifying party in respect of such subrogation.
     (g) No Duplication. Any liability for indemnification under this Agreement shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a breach or violation of more than one representation, warranty, covenant or agreement.
     (h) Sole Remedy. If the Closing occurs, the parties agree that the sole and exclusive remedy of any party to this Agreement or any Investor Indemnified Parties, the events giving rise to this Agreement and the transactions provided for in this Agreement, shall be limited to the indemnification provisions set forth in this Section 4.3 and, in furtherance of the foregoing, each of the parties, on behalf of itself and its Affiliates, waives and releases the other parties to this Agreement (and such other parties’ Affiliates) from, to the fullest extent permitted under any applicable law, any and all rights, claims and causes of action it or its Affiliates may have against the other parties to this Agreement except pursuant to the indemnification provisions set forth in this Section 4.3; provided, that nothing herein shall limit in any way any such party’s remedies in respect of fraud, intentional misrepresentation or omission or intentional misconduct by the other parties in connection herewith or the Transactions.
     (i) NO SPECIAL DAMAGES. IN NO EVENT SHALL ANY PARTY BE LIABLE UNDER THIS SECTION 4.3 OR OTHERWISE IN RESPECT OF THIS AGREEMENT FOR EXEMPLARY, SPECIAL, PUNITIVE, INDIRECT, REMOTE, SPECULATIVE OR CONSEQUENTIAL DAMAGES EXCEPT TO THE EXTENT ANY SUCH PARTY SUFFERS SUCH DAMAGES TO AN UNAFFILIATED THIRD PARTY IN CONNECTION WITH A CLAIM, IN WHICH EVENT SUCH DAMAGES SHALL BE RECOVERABLE; PROVIDED, HOWEVER, THAT THE INVESTOR INDEMNIFIED PARTIES SHALL BE ENTITLED TO RECOVER FROM THE COMPANY ANY AMOUNTS FOR LOSSES TO THE EXTENT NECESSARY TO COMPENSATE THE INVESTOR INDEMNIFIED PARTIES IN FULL FOR THE DIMINUTION IN VALUE OF ITS INVESTMENT IN THE COMPANY IF SUCH LOSSES RESULT FROM AN INDEMNIFIABLE CLAIM COVERED BY SECTION 4.3(B).
     4.4 Company Opportunities. The Company recognizes that the Investors are private equity funds and that the Investors, their partners or investors, and professionals affiliated with the Investors (such persons, together with the operating companies described in this sentence, are collectively referred to as the “White Deer Group” and individually as a “White Deer Group Member”) invest in, serve on the board of directors and other governing boards of, serve as officers of, provide services to and have minority and controlling ownership interests in existing and future operating companies. Nothing in this Agreement or the nature of the existing or any future relationship between any White Deer Group Member, on the one hand, and the Company or any of its Affiliates, on the other, will prohibit any White Deer Group Member from engaging in any activity or business opportunity whatsoever for its own account or will require any White Deer Group Member to make any business opportunity available to the Company, even if such activity or business opportunity competes with or relates to the business conducted by the Company. Notwithstanding the foregoing, until six (6) months following the Threshold Ownership Date, no Investor shall, and the Investors will cause each of their Affiliates not to, (i) acquire any interests in any hydrocarbons or minerals in place, including mineral interests, mineral fee interests, leasehold interests, net profits interests, royalties, overriding royalties, carried interests or other rights, in the Cherokee Basin or (ii) acquire more than 35% of the outstanding capital stock of any entity that is, directly or indirectly, an owner or operator of oil and gas assets, or otherwise engaged in oil and gas operations, in the Cherokee Basin and whose Cherokee Basin assets or operations account for 10% or more of its total revenues, in each case without first making the opportunity available to the Company. No Investor may (and each Investor shall cause its Affiliates not to) engage in any activity or business opportunity that (i) is presented to an Investor Director in such person’s capacity as a director of the Company and with respect to which no other member of the White Deer Group (other than an Investor Director) independently receives notice or otherwise identifies such activity or opportunity or (ii) is identified by the White Deer Group solely through the disclosure of information by or on behalf of the Company.
     4.5 Subsequent Investment. For a period of 18 months following the Closing Date, the Investors shall reserve and have available an aggregate of $30,000,000 of additional capital to be invested in equity securities of the Company as may reasonably be required for acquisitions, an accelerated development program or for other corporate purposes on terms mutually acceptable to the Company and the Investors.
ARTICLE V
Miscellaneous
     5.1 Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by either the Investors or the Company if the Closing shall not have occurred by September 30, 2010; provided, however, that the right to terminate this Agreement under this Section 5.1(a) shall not be available to any party whose breach of any representation or warranty or failure to perform any obligation under this Agreement shall have caused or resulted in the failure of the Closing to occur on or prior to such date;
     (b) by either the Investors or the Company in the event that any Governmental Entity shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Transactions and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by the mutual written consent of the Investors and the Company.
     5.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 5.1, this Agreement shall forthwith become void (except for the provisions of this Article V and of the Confidentiality Agreement, which shall continue in full force and effect) and there shall be no liability on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful, material breach of this Agreement. “Confidentiality Agreement” means the Confidentiality Agreement, dated April 8, 2010, by and between the Company and White Deer Energy L.P.
     5.3 Amendment. No amendment of any provision of this Agreement shall be effective unless made in writing and signed by a duly authorized representative of each party.
     5.4 Waivers. The conditions to each party’s obligation to consummate the Purchase are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. Any failure by any party to comply with any of its obligations, agreements or covenants herein may be waived by the party to whom such compliance is owed. No waiver will be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.
     5.5 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.
     5.6 Governing Law; Submission to Jurisdiction, Etc. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. Each of the parties hereto agrees (a) to submit to the non-exclusive personal jurisdiction of the State or Federal courts in the Borough of Manhattan, The City of New York, (b) that non-exclusive jurisdiction and venue shall lie in the State or Federal courts in the State of New York, and (c) that notice may be served upon such party at the address and in the manner set forth for such party in Section 5.8. To the extent permitted by applicable law, each of the parties hereto hereby unconditionally waives trial by jury in any legal action or proceeding relating to the Transaction Documents or the transactions contemplated hereby or thereby.
     5.7 Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, in addition to any other remedy at law or in equity.
     5.8 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other will be in writing and will be deemed to have been duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, or (b) on the second business day following the date of dispatch if delivered by a recognized next day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.
     (a) If to the Investors:
c/o White Deer Energy L.P.
667 Madison Ave, 4th Floor
New York, New York 10065
Attention: Thomas J. Edelman
Facsimile: (212) 888-6877
and
700 Louisiana, Suite 4770
Houston, Texas 77002
Attention: James D. Bennett
Facsimile: (713) 581-6901
          with a copy (which shall not constitute notice) to:
Vinson & Elkins LLP
666 Fifth Avenue, 26th Floor
New York, New York 10103
Attention: Robert Seber
Facsimile: (917) 849-5340
     (b) If to the Company:
PostRock Energy Corporation
210 Park Avenue, Suite 2750
Oklahoma City, OK 73102
Attention: Chief Executive Officer
Telephone: (405) 702-7487
Facsimile: (405) 702-7756
          with a copy (which shall not constitute notice) to:
Baker Botts L.L.P.
98 San Jacinto Boulevard
Austin, Texas 78701-4078
Attention: Laura Tyson
Facsimile: (512) 322-8377

     5.9 Publicity. Except as set forth below, no public release or announcement concerning the Transactions shall be issued by the Company, its Subsidiaries or the Investors without the prior consent of the Company (in the case of a release or announcement by the Investors) or the Investors (in the case of a release or announcement by the Company or its Subsidiaries) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the affected party shall allow the other parties hereto, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance. The Company shall (i) by 8:30 a.m. (New York City time) on the trading day immediately following the date of this Agreement, issue a press release disclosing the execution and delivery of this Agreement and (ii) thereafter, file a Current Report on Form 8-K attaching the press release described in clause (i) as well as copies of the Transaction Documents. In addition, the Company will make such other filings and notices in the manner and time required by applicable law or the SEC or NASDAQ.
     5.10 Entire Agreement, Etc. This Agreement (including the Annexes and Schedules hereto), the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.
     5.11 Assignment. Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other parties, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void. This Section 5.11 applies only to an assignment of this Agreement and the rights, remedies, obligations and liabilities arising hereunder and does not apply to a sale, transfer or assignment of Purchased Securities, which is addressed in Section 3.9.
     5.12 Severability. If any provision of this Agreement or a Transaction Document, or the application thereof to any person or circumstance, is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.
     5.13 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Company and the Investors (and any persons to whom an Investor has transferred its rights hereunder in accordance with this Agreement), any benefits, rights, or remedies.

     In Witness Whereof, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

POSTROCK ENERGY CORPORATION
By:	/s/ David C. Lawler
David C. Lawler
President and Chief Executive Officer

WHITE DEER ENERGY L.P.

By:	Edelman & Guill Energy L.P., its general partner

By:	Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman

Name: Thomas J. Edelman
Title: Director

WHITE DEER ENERGY TE L.P.

By:	Edelman & Guill Energy L.P., its general partner

By:	Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman

Name: Thomas J. Edelman
Title: Director

WHITE DEER ENERGY FI L.P.

By:	Edelman & Guill Energy L.P., its general partner

By:	Edelman & Guill Energy Ltd., its general partner

By:	/s/ Thomas J. Edelman

Name: Thomas J. Edelman
Title: Director